Filed pursuant to Rule 433

Registration Statement No. 333-181003

Relating to Preliminary Prospectus Supplement dated

May 14, 2013

Rockwell Medical, Inc.

Pricing Term Sheet

Pricing Term Sheet — May 15, 2013

11,475,410 Shares of Common Stock

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 14, 2013 (the “Prospectus Supplement”) and the accompanying base prospectus dated June 13, 2012, included in the Registration Statement on Form S-3 (No. 333-181003) of Rockwell Medical, Inc. (the “Company”).

Issuer:	Rockwell Medical, Inc.
Issuer Symbol:	RMTI
Exchange:	NASDAQ Global Market
Securities Offered By the Issuer:	11,475,410 shares of common stock.
Price to the Public:	$3.05 per share of common stock
Over-Allotment Option:	The underwriters have a 30-day option beginning May 15, 2013 to purchase up to an additional 1,721,311 shares of common stock solely to cover over-allotments.
Underwriting Discounts and Commission:	$0.168 per share of common stock.
Proceeds before expenses (excluding the over-allotment):	$33.1 million (after deducting the underwriters’ discounts and commissions)
Form of Offering:	Firm commitment underwritten public offering pursuant to a registration statement on Form S-3 that was initially filed on April 27, 2012 and declared effective on June 13, 2012
Trade Date:	May 15, 2013
Settlement Date:	May 20, 2013
CUSIP:	774374102
Underwriters	Chardan Capital Markets LLC

Rockwell Medical, Inc. filed a registration statement (including a base prospectus and a preliminary prospectus supplement thereto) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest you should read the base prospectus and the preliminary prospectus supplement thereto in that registration statement (including the documents incorporated by reference therein) and other documents Rockwell Medical, Inc. has filed with the SEC for more complete information about Rockwell Medical Inc. and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov. Alternatively, a written prospectus and accompanying preliminary prospectus supplement related to the offering may be obtained from Chardan Capital Markets, LLC, at 17 State Street, Suite 1600, New York, NY 10004, Attention: Jonas Grossman, or by telephone at (646) 465-9002.

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